Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401
September 8, 2025
111 Broadway Suite 807 New York, NY 10006 T - (212) 332-8160 F - (212) 332-8161
Ainos, Inc. 8880 Rio San Diego Drive, Ste. 800 San Diego, CA 92108	www. lucbro.com

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Ainos, Inc., a Texas corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $874,496 (due to the offering limitations applicable under General Instruction I.B.6. of Form S-3 and the Company’s public float) (the “Placement Shares”) in at-the-market offerings pursuant to a prospectus dated June 11, 2024, included in a Registration Statement on Form S-3 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 31, 2025, as amended by a prospectus supplement filed on July 11, 2024 and a prospectus supplement filed on September 5, 2025 (collectively, the “Prospectus Supplement”), pursuant to the at the market offering agreement, dated May 31, 2024, by and between the Company and H.C. Wainwright & Co., LLC (the “ATM Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any Prospectus Supplement, other than as expressly stated herein with respect to the issue of the Placement Shares. It is understood that the opinions set forth below are to be used only in connection with the offer while the Registration Statement is in effect.

In our capacity as your counsel in connection with such registration, we have reviewed and are familiar with such documents, certificates, corporate proceedings and other materials, including an examination of originals or copies certified or otherwise identified to our satisfaction of the certificate of formation and by-laws of the Company, governing documents and the Registration Statement, and have reviewed such questions of law, as we have considered relevant or necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. For purposes of this opinion, we have assumed that proper proceedings in connection with the authorization and issuance or sale of the Placement Shares will be timely and properly completed, in accordance with all requirements of applicable federal laws and the Texas Business Organizations Code (the “TBOC”) and, in the manner presently proposed. We have assumed and have not verified the accuracy of the factual matters of each document we have reviewed.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have specifically relied upon the certification of an officer of the Company signed on even date herewith. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1. With respect to the Placement Shares, upon (a) the completion of all required corporate proceedings with respect to the issuance of such Placement Shares, (b) the due execution, registration of issuance and delivery of certificates representing such Placement Shares against payment of the purchase price therefor in accordance with the ATM Agreement, and as contemplated by the Prospectus Supplement, and (c) receipt by the Company of the consideration therefor, such Placement Shares will be duly and validly issued, fully paid and nonassessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provision providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws. Our opinion expressed herein is also subject to the qualification that no term or provision hereof shall be included in the Prospectus Supplement and the ATM Agreement or any other agreement or instrument pursuant to which any of the Placement Shares are to be issued that would affect the validity of such opinion.

Our opinion is limited to the federal laws of the United States and the TBOC. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 8, 2025 and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP